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                                                                    EXHIBIT 99.1


         ITEM 4.      SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION


         Reference is hereby made to the information set forth in Section 12 ("Source and Amount of Funds") of the Offer to Purchase, which is incorporated herein by reference.

         Parent and Bayerische Landesbank Girozentrale, a credit institution subject to German law ("BLG"), have entered into a definitive credit agreement (the "BLG Credit Agreement") pursuant to which BLG has agreed to lend to Parent up to 13.2 billion French francs, or the equivalent amount in Euros or U.S. dollars based on an exchange rate specified in the Credit Agreement. The loan matures on October 29, 1999. Amount can be drawn under the Credit Agreement with initial interest periods (each, an "Interest Period") of one, two or three months. The interest rate payable on amounts drawn equals (i) LIBOR for the applicable Interest Period plus 8 basis points, if amounts drawn are in U.S. dollars or (ii) EURIBOR for the applicable Interest Period plus 8 points, if amounts drawn are in Euros. The loan from BLG is unsecured. The foregoing description is qualified by reference to the full BLG Credit Agreement, an English language translation of which is attached as Exhibit (b)(1) and is incorporated herein by reference.

         Parent, a wholly-owned subsidiary of Parent ("Finance Sub") and Societe Generale have entered into a definitive bond issuance and underwriting agreement (the "SG Loan Agreement") pursuant to which Societe Generale will provide a
2.286 billion Euro loan for a period of six months following date on which funds are made available. Such borrowing will bear an interest rate equal to the 1-month EURIBOR rate plus 8 basis points, subject to adjustment at Finance Sub's option. The funds may be drawn by Finance Sub at any time after April 22, 1999, subject to the terms and conditions of the SG Loan Agreement. Finance Sub will reloan amounts borrowed under the SG Loan Agreement to Parent, and Parent will guarantee the obligations of Finance Sub under the SG Loan Agreement. The SG Loan Agreement is unsecured. The foregoing description is qualified by reference to the full SG Credit Agreement,

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an English language translation of which is attached as Exhibit (b)(2) and is incorporated herein by reference.

         On April 13, 1999, Parent announced that it would be launching an offering of its convertible bonds with an aggregate principal amount of 2.5 billion Euros. The bonds will mature in six years, have an interest rate of 1.5% and be convertible into shares of common stock of Parent or Vivendi Environment, a newly formed subsidiary that Parent expects will hold the Company and certain of its other utilities businesses. Parent expects to raise an additional 3.2 billion Euros through an equity offering of its shares which will follow the convertible bond offering. The proceeds of the convertible bond offering and the equity offering will be used to repay the BLG Credit Agreement and the SG Loan Agreement and to otherwise provide funding in connection with Parent's acquisition of the Company.